Exhibit 10.1

SonoSite, Inc.

FY2011 Variable Incentive Bonus Plan (162(m) Qualified)

1. Purpose

The SonoSite, Inc FY2011 Variable Incentive Bonus Plan (the “Plan”) is intended to: (i) enhance shareholder value by promoting strong linkages between employee contributions and company performance; (ii) support achievement of the business objectives of SonoSite, Inc. and its subsidiaries (the “Company”); and (iii) promote retention of participating employees. The Plan is intended to achieve these objectives through the payment of “Cash Awards” or “Stock Awards” pursuant to the SonoSite, Inc. Amended and Restated 2005 Stock Incentive Plan, as approved by the Company’s stockholders on April 22, 2008 (the “SIP”). If there is any conflict between the Plan and the SIP, the SIP will prevail.

2. Effective Date

This Plan is only effective for the Company’s 2011 fiscal year beginning January 1, 2011, through December 31, 2011 (the “Plan Year”). This Plan is limited in time and will expire automatically on December 31, 2011 (“Expiration Date”). This Plan also supersedes all prior bonus or commission incentive plans, whether with the Company or any subsidiary or affiliate thereof, or any written or verbal representations regarding the subject matter of this Plan.

3. Administration

(a)	The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Administrator”). The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which employees are eligible to participate in the Plan, (b) prescribe the terms and conditions of the variable incentive plan payouts hereunder (as further defined in Section 5 below, the “VIP Payouts”), (c) certify the applicable Matrix Percentage Factors (as defined in Section 5 below) after the completion of the Plan Year, (d) interpret the Plan and the VIP Payouts, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules. The Company’s CEO and its Vice President, Human Resources will be responsible for implementing the Plan.

(b)	All determinations and decisions made by the Administrator, the Board, and any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

(c)	Subject, where applicable, to the requirements of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), the Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

(d)	The Company shall provide a copy of the Plan to each Participant (as defined in Section 4 below) and communicate to each Participant his or her Individual Award Percentage as well as provide information about the Performance Graph (as each such term is defined in Section 5 below).

4. Eligibility

Any full-time regular employee of the Company may be eligible to participate in this Plan, provided he or she is designated by the Administrator as a participant and as to whom the Administrator has not, in its sole discretion, withdrawn such designation (a “Participant”) and provided he or she meets all the following conditions:

(a)	He or she has signed the individualized Executive Compensation Summary Document to which this Plan is attached;

(b)	He or she is a full-time regular employee of the Company as of both (1) the last day of the Plan Year, and (2) the date the payment is made (subject to Section 6 below);

(c)	He or she is not concurrently participating in a sales incentive or commission plan, or in any other bonus plan operated by or bonus contract with the Company, unless specifically permitted by the Administrator;

(d)	He or she has not entered into an agreement relating to termination of his or her employment with the Company (other than an employment agreement or offer letter, change of control agreement, or equity compensation agreement that provides for certain benefits in connection with the Participant’s future termination of employment);

(e)	Unless otherwise specified or determined by the Administrator in its sole discretion, he or she has not transferred to a position with the Company that either (1) is not eligible for participation in this Plan, or (2) is eligible for participation in another annual bonus program offered by the Company; and

(f)	He or she is not subject to a Performance Improvement Plan or other disciplinary action, including not having engaged in any activity that the Administrator determines to be competitive with the Company and its business.

5. Plan Metrics

(a)	Each Participant shall be designated in writing as a Participant. Subject to Section 5(b), the VIP Payout under this Plan for each Participant will be calculated based upon the following formula (the “Payout Formula”):

Individual Incentive Target Dollars	×	Matrix Percentage Factor	=	VIP Payout

The “Matrix Percentage Factor” is a percentage set forth in a graph (the “Performance Graph”) approved by the Administrator. One axis reflects the Revenue Factor and the other axis reflects the EBITDAS Factor. In calculating actual VIP Payout, determination of the applicable Matrix Percentage Factor for the above formula shall be made with reference to actual Company annual results with respect to each of the Revenue Factor and the EBITDAS Factor.

The “Revenue Factor” is determined based upon the achievement by the Company of annual corporate revenue targets established by the Administrator in writing not later than 90 days after the commencement of the Plan Year. The Administrator shall certify the actual Revenue Factor in writing after the close of the Plan Year. Revenue shall be measured in accordance with generally accepted accounting principles, excluding certain one-time extraordinary charges, as permitted under the SIP and as determined by the Administrator, set forth in written resolutions.

The “EBITDAS Factor” is determined based upon the achievement by the Company of annual corporate EBITDAS targets established by the Administrator in writing not later than 90 days after the commencement of the Plan Year. The Administrator shall certify the actual EBITDAS Factor in writing after the close of the Plan Year. EBITDAS shall be measured in accordance with generally accepted accounting principles, including the accrual of the aggregate VIP Payout and excluding certain one-time extraordinary charges, as permitted under the SIP and as determined by the Administrator, set forth in written resolutions.

The “Individual Incentive Target Dollars” are the dollars to be paid to a Participant upon 100% achievement on the Matrix Performance Graph. The Individual Incentive Target Dollars are determined at the beginning of the Plan Year by the Administrator, and will be based on the prior year’s performance, expected contributions, and scope of responsibility of the Participant for the Plan Year.

The “VIP Payout” is determined by multiplying the Individual Incentive Target Dollars by the Matrix Percentage Factor. The aggregate amount of the VIP Payout (as to all Participants) shall not exceed the aggregate amount accrued by the Company for the VIP Payout for the Plan Year.

(b)	Notwithstanding anything to the contrary contained herein, the Administrator has the discretion to determine to pay less than the full amount (including to pay zero percent) of the VIP Payout to which any Participant would otherwise be entitled, which determination shall be based upon such factors as the Administrator determines appropriate (including without limitation as a result of the Company’s or a Participant’s failing to achieve one or more objectives with respect to the Plan Year, as a result of which it would be against the best interests of the Company and its shareholders to pay all or any portion of such VIP Payout).

(c)	All awards granted under the Plan shall be subject to any Company recoupment or clawback policy, as in effect from time to time, including any required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(d)	VIP Payouts shall be unsecured, unfunded obligations of the Company and shall be paid from the general assets of the Company. To the extent they have any rights under this Plan, Participants’ rights shall be those of general unsecured creditors of the Company.

(e)	In the event of a Participant’s termination of employment prior to the date on which VIP Payouts are made (other than as a result of his or her death), participation in the Plan will cease and the Participant will not be entitled to any VIP Payout. In the event of a Participant’s death, participation in the Plan will cease. Earned prorated VIP Payouts (including VIP Payouts where the Participant was employed as of the end, but dies following completion, of the Plan Year) will be paid to the employee’s estate after the end of the Plan Year (as provided in Section 6 below) but only to the extent VIP Payouts are made to other Plan Participants.

(f)	VIP Payouts for Participants designated for participation by the Administrator after the beginning of the Plan Year will be prorated to reflect actual length of service during the Plan Year (with such proration occurring either through the amount of the Individual Incentive Target Dollars reflected in the Payout Formula or otherwise in order to reflect the appropriate amount of VIP Payout given actual length of service). Proration shall be based upon number of full months worked, with credit being given for a full month of service if the Participant worked for at least 15 calendar days of any month.

(g)	VIP Payouts for Participants with unpaid leaves of absence (other than FMLA or leaves of absence required under federal, state or local law or regulations) exceeding 90 days during the Plan Year (not including PTO used or eligible medical/family leave) will be prorated to exclude the entire leave of absence. VIP Payouts for Participants with leaves of absence less than or equal to 90 days during the Plan Year will not be prorated to exclude the leave of absence.

6. Timing and Form of Payment of VIP Payouts

Subject to the terms and conditions of this Plan, VIP Payouts shall be made on an annual basis by March 1 following the end of the Plan Year, but only after the Administrator has certified the Revenue Factor and EBITDAS Factor for the Plan Year in writing. VIP Payouts may be made in the form of “Cash Awards” under the SIP, in the form of “Stock Awards” under the SIP, or in any combination of both, as determined by the Administrator.

7. Plan Changes; No Entitlement

Subject, where applicable, to the requirements of Section 162(m)(4)(C) of the Code, the Administrator may at any time amend, suspend or terminate this Plan, including amending any aspect of the Payout Formula or the Performance Graph, and may amend the Plan so as to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code; provided that no amendment of this Plan, the Payout Formula or the Performance Graph shall have the effect of increasing any VIP Payment. Nothing in this Plan is intended to create an entitlement to any employee for any incentive payment hereunder.

8. General Provisions

(a)	Tax Matters. The Company shall withhold all applicable taxes from any VIP Payout, including any federal, state and local taxes. It is intended that VIP Payouts granted under this Plan will be exempt from the requirements of Code Section 409A, and this Plan and awards granted hereunder will be interpreted consistently with that intent.

(b)	No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment with or without cause without regard to the effect it might have upon him or her as a Participant under this Plan.

(c)	Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

(d)	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(e)	Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Washington, but without regard to its conflict of law provisions.